ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated April 5, 2011

UBS AG
Media Relations
Tel: +1-212-882-5691
www.ubs.com
April 5, 2011

Media release

UBS Declares Quarterly Coupon on Four E-TRACS MLP ETNs

New York, April 5, 2011 – UBS Investment Bank announced today the quarterly coupon amounts for its four Exchange Traded Notes (ETNs), including three linked to Alerian MLP Indexes – the E-TRACS Alerian MLP Infrastructure ETN (NYSE Arca: MLPI), the E-TRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN (NYSE Arca: MLPL), the E-TRACS Alerian Natural Gas MLP Index ETN (NYSE Arca: MLPG) – and one linked to the Wells Fargo MLP Index – the E-TRACS Wells Fargo MLP ETN (NYSE Acra: MLPW).

The table below summarizes the coupon amounts for the four notes.

NYSE Arca Ticker	Name	Coupon Valuation Date	Ex-Date	Record Date	Payment	Coupon Amount per Note	Current Yield (annualized)*
MLPI	E-TRACS Alerian MLP Infrastructure ETN	3/30/2011	4/8/2011	4/12/2011	4/20/2011	$0.3887	4.95%
MLPL	E-TRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN	3/30/2011	4/8/2011	4/12/2011	4/20/2011	$0.9592	10.26%
MLPG	E-TRACS Alerian Natural Gas MLP Index ETN	3/30/2011	4/8/2011	4/12/2011	4/20/2011	$0.3672	4.77%
MLPW	E-TRACS Wells Fargo MLP ETN	3/30/2011	4/8/2011	4/12/2011	4/20/2011	$0.3222	4.77%

* “Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the Notes on April 1, 2011, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the Notes.

UBS E-TRACs are senior unsecured notes issued by UBS AG, are traded like any other security on NYSE Arca, and can be bought and sold through a broker or financial advisor. For more information about UBS E-TRACs, please visit www.ubs.com/e-tracs.

The contents of any website referred to in this free writing prospectus are not part of, or incorporated by reference in, this free writing prospectus. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the UBS E-TRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275).

Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Total Return Index, AMZI, AMZIX and ANGI are trademarks of Alerian and their use is granted under a license from Alerian.

Wells Fargo Master Limited Partnership Index is a trademark of Wells Fargo & Company and has been licensed for use by UBS AG. This E-TRACS Wells Fargo MLP ETN is not issued by, sponsored or endorsed by Wells Fargo & Company or its affiliates and Wells Fargo & Company makes no representation regarding the advisability of investing in the E-TRACS Wells Fargo MLP ETN. Wells Fargo & Company does not guarantee that the index referenced by the E-TRACS Wells Fargo MLP ETN has been accurately calculated and shall not have any liability for any error in the calculation.

About UBS

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

Inquiries:         UBS E-TRACS team at +1 (203) 719-7200

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